SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CoTherix, Inc.

(Name of Registrant as Specified In Its Charter)

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COTHERIX, INC.

5000 SHORELINE COURT, SUITE 101

SOUTH SAN FRANCISCO, CALIFORNIA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, May 20, 2005

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of COTHERIX, INC., a Delaware corporation (the “Company”). The meeting will be held on Friday, May 20, 2005 at 1:00 p.m. local time at the offices of the Company located at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080 for the following purposes:

1.	To elect two Class I directors of the Company to hold office until the 2008 Annual Meeting of Stockholders or until a successor has been elected and qualified or, if earlier, such director’s resignation, death or removal. Our Board of Directors intends to present Robert B. Chess and Bradford S. Goodwin as nominees for election as our Class I directors.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent accountants of the Company for its fiscal year ending December 31, 2005.

3.	To conduct any other business properly brought before our annual meeting or any adjournment of our annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 5, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ CHRISTINE E. GRAY-SMITH
Christine E. Gray-Smith Executive Vice President, Chief Financial Officer and Secretary

South San Francisco, California

April 15, 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

COTHERIX, INC.

5000 SHORELINE COURT, SUITE 101

SOUTH SAN FRANCISCO, CALIFORNIA 94080

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, May 20, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of CoTherix, Inc., a Delaware corporation (the “Company” or “CoTherix”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 15, 2005 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 5, 2005 will be entitled to vote at the Annual Meeting. As of the close of business on this record date, there were 23,947,105 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 5, 2005 your shares were registered directly in your name with CoTherix’s transfer agent, EquiServe Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 5, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

If you plan to attend the Annual Meeting you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of record holders on the record date prior to your being admitted to the Annual Meeting. If you are a beneficial owner of shares held in street name, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement prior to April 5, 2005, a copy of the voting instruction card or proxy provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

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What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class I directors; and

•	Ratification of Ernst & Young LLP as independent accountants of the Company for its fiscal year ending December 31, 2005.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will provide you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from CoTherix. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock that you held as of the close of business on April 5, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections as to how your votes should be voted on a particular proposal at the Annual Meeting, your shares will be voted “For” such proposal (and, in the case of the election of directors, as a vote “For” the election of each of the two Class I nominees for director). If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

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What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. If stockholders “Abstain” from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will be counted towards determining whether or not a quorum is present. However, these shares will be not be counted as voting either “For” or “Against” any of the proposals.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker has authority to vote your shares with respect to “routine” matters. Although all of the proposals to be voted on at our Annual Meeting are considered “routine,” on matters that are not “routine” for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	Proposal 1. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors. This means that for the election of directors, the two Class I nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	Proposal 2. Ratification of Ernst & Young LLP as our independent accountants for the fiscal year ended December 31, 2005 requires that Proposal No. 2 receives a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions, including broker non-votes, will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote in the election of directors are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 23,947,105 outstanding and entitled to vote.

Your shares will be counted toward the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

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PROPOSAL 1

ELECTION OF DIRECTORS

CoTherix’s Board of Directors is divided into three classes, Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, or until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has seven (7) members. There are two (2) directors in Class I, the class whose term of office expires in 2005. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2008 annual meeting or until his successor is elected and has qualified, or until the director’s death, resignation or removal.

The directors being nominated for election to the Board of Directors, their ages as of December 31, 2004 and their positions and offices held with the Company are set forth below.

Nominee	Age	Year Term Expires	Positions and Offices Held with the Company
Robert B. Chess	47	2008	Director
Bradford S. Goodwin	50	2008	Chairman of the Board; Director

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING

Robert B. Chess

Robert B. Chess joined our board of directors in April 2004. Mr. Chess has been the Chairman of the board of directors at Nektar Therapeutics, formerly Inhale Therapeutic Systems, a drug delivery company, since 1999 and served as Nektar’s co-Chief Executive Officer from 1999 to 2001, as Chief Executive Officer from 1992 to 1999 and as President from 1991 to 1999. From 1987 to 1989, Mr. Chess was the co-Founder and President of Penederm, Inc., a dermatological pharmaceutical company. Prior to co-founding Penederm, Mr. Chess held various management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a White House fellow during the George H.W. Bush administration serving as Associate Director, Office of Policy Development. Mr. Chess serves on the board of directors of the Biotechnology Industry Organization (BIO) and is Co-Chairman of BIO’s Intellectual Property Committee. Mr. Chess is a member of the board of directors of Pharsight Corporation, as well as a trustee of the Committee for Economic Development. Mr. Chess is on the faculty of the Graduate School of Business at Stanford. Mr. Chess holds a B.S. in engineering from the California Institute of Technology and an M.B.A. from Harvard Business School.

Bradford S. Goodwin

Bradford S. Goodwin joined our board of directors in January 2004 and was named Chairman of the Board in September 2004. Since December 2001, Mr. Goodwin has served as Chief Executive Officer and a director of Novacea, Inc., an oncology drug development and commercialization company. From April 2000 to July 2001, Mr. Goodwin was President, Chief Operating Officer and founder of Collabra Pharma Inc., a pharmaceutical development company. From 1987 to 2000, Mr. Goodwin held various senior executive positions with Genentech, Inc. a biotechnology company, most recently Vice President of Finance. From 1977 to 1987, Mr. Goodwin was a certified public accountant with Price Waterhouse. Mr. Goodwin holds a B.S. in business administration from the University of California, Berkeley.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

James I. Healy, M.D., Ph.D.

James I. Healy, M.D., Ph.D. joined our board of directors in April 2001. Since June 2000, Dr. Healy has served as Managing Director of Sofinnova Ventures, a venture capital firm focusing on life sciences investments. From January 1998 to March 2000, Dr. Healy was employed at Sanderling Ventures, a venture capital firm. During 1997, Dr. Healy was a Novartis Foundation Bursary Award recipient and performed research at Brigham and Women’s Hospital. From August 1990 to July 1997, Dr. Healy was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy serves on the boards of directors of Intermune, Inc., a biopharmaceutical company, and several private companies. Dr. Healy holds a B.A. in molecular biology and a B.A. in Scandinavian studies from the University of California, Berkeley, and an M.D. and a Ph.D. in immunology from the Stanford School of Medicine.

Donald J. Santel

Donald J. Santel is the Chief Executive Officer and a member of the board of directors of CoTherix. Mr. Santel joined CoTherix in February 2000 as President and a member of the board of directors. Mr. Santel previously served as President and Chief Executive Officer of CoTherix from April 2001 to October 2003. From October 2003 to August 2004, Mr. Santel served as President, Chief Operating Officer and Secretary. In August 2004, Mr. Santel was elected Chief Executive Officer and relinquished the positions of President and Chief Operating Officer. From October 1999 to February 2000, Mr. Santel was a consultant to Neothermia Corporation, a medical device company. From January 1998 to September 1999, Mr. Santel was President and Chief Operating Officer at Reflow, Inc., a medical device company, and from January 1998 to October 1998, he was General Manager of CardioVasc, Inc., a medical device company. From 1992 to 1997, Mr. Santel held various positions at Cardiac Pathways Corporation, a medical device company, including Vice President of Marketing and International Sales and Vice President of Clinical Engineering. Mr. Santel holds a B.S.E. in biomedical engineering from Purdue University and an M.S. in electrical engineering from the University of Minnesota.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

David W. Gryska

David W. Gryska joined our board of directors in December 2004. Mr. Gryska served from 1998 to 2004 at Scios, Inc., a biopharmaceutical company, most recently as Senior Vice President and Chief Financial Officer. From 1993 to 1998, he served as Vice President of Finance and Chief Financial Officer at Cardiac Pathways, a medical device company which was later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska served as a partner at Ernst & Young LLP, an accounting firm. During his eleven years at Ernst & Young LLP, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska serves on the board of directors of Seattle Genetics, Inc., a biopharmaceutical company. Mr. Gryska holds a B.A. in accounting and finance from Loyola University and an M.B.A. from Golden Gate University.

Daniel S. Janney

Daniel S. Janney joined our board of directors in April 2001. Since 1996, Mr. Janney has been a managing director of Alta Partners, a venture capital firm. From 1993 to 1996, he was a Vice President at Montgomery Securities’ health care and biotechnology investment banking group. Mr. Janney is currently on the boards of directors of Corgentech, Inc., a biopharmaceutical company, Dynavax Technologies, Inc., a biopharmaceutical company, and several private companies. He holds a B.A. in history from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles.

Nicholas J. Simon, III

Nicholas J. Simon, III joined our board of directors in October 2003. Mr. Simon has been a General Partner at MPM Capital, a life sciences focused venture capital firm, since October 2001. From April 2000 to July 2001, Mr. Simon was Chief Executive Officer, founder and a director of Collabra Pharma Inc., a pharmaceutical development company. From 1989 to April 2000, Mr. Simon served in various management positions with Genentech, Inc., a biotechnology company, including Vice President of Business and Corporate Development. From 1999 to 2003, Mr. Simon served on the board of directors of Intermune, Inc., a biopharmaceutical company, and from 1999 to 2004, served on the board of directors of Genitope, Inc., a biotechnology company. Mr. Simon is currently on the boards of directors of Rigel Pharmaceuticals, Inc., a biopharmaceutical company and Barrier Therapeutics, Inc., a biopharmaceutical company, as well as several private companies. Mr. Simon holds a B.S. in microbiology from the University of Maryland and an M.B.A. from Loyola College.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent accountants, the Board of Directors affirmatively has determined that all of the Company’s directors are independent directors for purposes of membership on the Board of Directors within the meaning of the applicable Nasdaq listing standards, except for Donald J. Santel, CoTherix’s Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

In June 11, 2004, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices that the Board of Directors follows with respect to responsibilities of the Board of Directors, composition and selection of the Board of Directors, meetings of the Board of Directors and involvement of senior management, executive officer performance evaluation and succession planning, and committees of the Board of Directors. The Corporate Governance Guidelines were adopted by the Board of Directors to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. A copy of the Corporate Governance Guidelines may be obtained, free of charge, by contacting the Company’s Investor Relations Department at (650) 808-6500. The charters for the following committees of the Board of Directors may be viewed at www.cotherix.com: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

As required under new Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of CoTherix, Inc., 5000 Shoreline Court, Suite 101, South San Francisco, California 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

The Board of Directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2004 for each of the committees of the Board of Directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Mr. Robert B. Chess					X
Mr. Bradford S. Goodwin	X		X
Mr. David W. Gryska	X	*
Dr. James I. Healy			X		X	*
Mr. Daniel S. Janney	X				X
Mr. Nicholas J. Simon, III			X	*

Total meetings in fiscal year 2004	5		2		1

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Except as specifically described below, the Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting and our accounting practices; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s annual reports on Form 10-K and quarterly reports on Forms 10-Q; and discusses with management and the independent auditors the results of the annual audit and the results of the reviews of the Company’s quarterly financial statements.

Three (3) directors comprise the Audit Committee: Messrs. Goodwin, Janney and Gryska. The Audit Committee met five (5) times during the 2004 fiscal year. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that Messrs. Goodwin and Gryska of the Company’s Audit

Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards), and that Mr. Janney does not qualify as independent as defined by the Nasdaq listing standards, taking into account the holdings of certain stockholders affiliated with Mr. Janney. The Company is relying on the exemptions pursuant to Nasdaq Marketplace Rule 4350(a)(5) and Rule 10A-3(b)(1)(iv)(A) of the Securities Exchange Act of 1934, as amended, in complying with Audit Committee member independence requirements.

The Board of Directors has determined that Mr. Goodwin and Mr. Gryska each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Goodwin’s and Mr. Gryska’s level of knowledge and experience based on a number of factors, including their formal education and experience as a senior financial officers for public reporting companies and experience at nationally recognized accounting firms.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other officers; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option and purchase plans, 401(k) plan, other employee benefits plans and similar programs. Three (3) directors comprise the Compensation Committee: Dr. Healy and Messrs. Goodwin and Simon. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met two (2) times during the 2004 fiscal year.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board of Directors), reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, assessing the performance of the Board of Directors, reviewing and assessing the adequacy of the Company’s corporate governance policies and reviewing and addressing stockholder communications as appropriate. Our Nominating and Corporate Governance Committee charter can be found on our corporate website at www.cotherix.com. Three (3) directors comprise the Nominating and Corporate Governance Committee: Mr. Chess, Dr. Healy and Mr. Janney. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met one (1) time during the 2004 fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting its assessment of director candidates the Nominating and Corporate Governance Committee considers various and relevant career experience, relevant skills, such as an understanding of the biotechnology and pharmaceutical business, drug development, finance, sales and marketing and business operations, financial expertise, diversity, local and community ties and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee is independent for Nasdaqpurposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors. All nominees for election to the Board of Directors shall be approved by a majority of the independent directors on the Board of Directors. The Nominating and Corporate Governance Committee paid fees to a third party professional search firm to assist in the process of identifying and evaluating one of the Company’s current directors and other director candidates.

Stockholders may propose bona fide director candidates for consideration by the Nominating and Corporate Governance Committee. Any such recommendations should be directed to the address of our principal corporate offices at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080, Attn: Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at an annual meeting of the stockholders. To nominate a director, a stockholder must furnish must (i) furnish the Company with the information required by the Company’s bylaws, (ii) in some cases deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to elect such nominee, and (iii) give timely notice to the Secretary of the Company in accordance with the Company’s bylaws, which require that the notice be received by the Secretary of the Company within the time periods described below for stockholder proposals not intended to be included in the Company’s proxy statement and proxy. See “Stockholder Proposals for 2006 Annual Meeting.”

STOCK OPTION COMMITTEE

The Stock Option Committee of the Board of Directors was established by the Compensation Committee of the Board of Directors on January 21, 2005.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eighteen (18) times during the last fiscal year. Each member of the Board of Directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder wishing to send written communications to the Company’s Board of Directors or a specified individual director may do so by sending them to CoTherix at its principal corporate offices at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080, Attn: Secretary. Each such communication should set forth the name and address of such stockholder, as they appear on the Company’s books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and the class and the number of shares of the Company’s stock that are owned of record by such record holder and beneficially by such beneficial owner. The Company’s Secretary will relay all relevant and proper communications to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors for addressing such communications as appropriate.

CODE OF ETHICS AND CODE OF BUSINESS CONDUCT

The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers and a Code of Business Conduct that covers all directors, officers and employees of CoTherix. A copy of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Code of Business Conduct may be obtained, free of charge, by contacting the Company’s Investor Relations Department at (650) 808-6500. The Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers is posted on the Company’s website at www.cotherix.com. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from any provision therefrom to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

DIRECTOR COMPENSATION

The Company’s directors are reimbursed for travel, lodging and other reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and for meetings of any committees of the Board of Directors on which they serve. Prior to 2005, the Company’s directors did not receive any cash compensation for attending board or committee meetings. Beginning in 2005, each director will receive a $15,000 annual retainer, which will be paid in equal quarterly installments. The Chairman of the Board of Directors and the Chairman of the Audit Committee will each receive an additional $10,000 annual retainer, which will also be paid in equal quarterly installments. All of the Company’s directors will receive $1,500 for each meeting which they attend in person and $500 for each meeting which they attend by telephone.

Automatic Option Grant Program. In February 2004, the Company’s Board of Directors approved a program of automatic option grants for non-employee directors under our 2004 Equity Incentive Plan. This program provides for automatic option grants to non-employee directors on the terms specified below, provided that such directors remain members of the Company’s Board of Directors:

•	Board Members Before Initial Public Offering: Dr. Healy and Messrs. Janney, Simon, Goodwin and Chess are our non-employee directors who first joined our Board of Directors before the closing of our initial public offering and received or will receive options under the automatic option grant program as follows:

•	All of these directors each received an option to purchase 6,060 shares of our common stock on the first trading day of 2005 at an exercise price of $11.92 per share.

•	Dr. Healy and Messrs. Janney and Simon, each of whom has been on our Board of Directors for more than one year, as of the closing of our initial public offering, will receive an option to purchase 9,090 shares of our common stock on the first trading day of each subsequent year, starting in 2006.

•	Messrs. Goodwin and Chess, each of whom has been on our Board of Directors for less than one year, as of the closing of our initial public offering, will receive an option to purchase 6,060 shares of our common stock on the first trading day of 2006 and in each subsequent year, starting in 2007, will receive an option to purchase 9,090 shares of our common stock on the first trading day of each year.

•	Board Members After Initial Public Offering: Each non-employee director who first joins our Board of Directors on or after the closing of our initial public offering (“new director”) will receive options under the automatic option grant program as follows:

•	On the director’s first day of Board service, such director will receive an initial option for 18,180 shares of our common stock.

•	Starting in the year after a new director joins our Board of Directors, each such director will receive an option to purchase 6,060 shares of our common stock on the date of our next three annual stockholders meetings.

•	Starting in the director’s fifth year of service, a new director will receive an option to purchase 9,090 shares of our common stock on the date of each subsequent annual stockholders meeting.

•	Exercise Price and Payment Method: The exercise price of each non-employee director’s option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us, if permitted by Company policy. The non-employee director’s options have a 10-year term but expire 12 months after the director leaves our board of directors for any reason.

•	Vesting Schedule: Provided that the director continues in service with us, each initial option grant for 18,180 shares vests in 12 equal quarterly installments following the option grant date, and all other option grants each vests in four equal quarterly installments following the option grant date.

•	Vesting Acceleration: Options granted to non-employee directors under the automatic option grant program will become fully vested upon a change in control of the Company or upon the director’s death, total and permanent disability or retirement at or after age 65.

Option Grants in 2004 and 2005. In January 2004, each of Dr. Healy and Messrs. Janney, Simon and Goodwin, each a non-employee director, received an option to purchase 18,180 shares of our common stock at an exercise price of $0.5446 per share, which vests in equal quarterly installments over three years of service, and an option to purchase 6,060 shares of our common stock at an exercise price of $0.5446 per share, which vests in equal quarterly installments over one year of service. In February 2004, each of Dr. Healy and Messrs. Janney, Simon and Goodwin received an option to purchase 15,150 shares of our common stock at an exercise price of $2.1782 per share that vests in quarterly installments over three years of service. In April 2004, Mr. Chess received an option to purchase 33,330 shares of our common stock at an exercise price of $4.2904 per share that vests in quarterly installments over three years of service and an option to purchase 6,060 shares of our common stock at an exercise price of $4.2904 per share that vests in quarterly installments over one year of service.

In December 2004, Mr. Gryska joined our Board of Directors. Pursuant to the automatic option grant program described above, on his first date of Board service, Mr. Gryska received an initial option to purchase 18,180 shares of our common stock at an exercise price of $9.79 per share.

In January 2005, Dr. Healy and Messrs. Janney, Simon, Goodwin and Chess each received an option to purchase 6,060 shares of our common stock at an exercise price of $11.92 per share pursuant to the automatic option grant program described above.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH OF THE NOMINEES LISTED HEREIN

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent accountants. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT AUDITORS’ FEES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2004 and December 31, 2003 by Ernst & Young LLP, the Company’s principal accounting firm.

	Fiscal Year Ended (in thousands)
	2004	2003
Audit Fees(1)	$1,098	$50
Audit-related Fees	—	—
Tax Fees(2)	—	8
All Other Fees	—	—

Total Fees	$1,098	$58

All fees described above were approved by the Audit Committee of the Board of Directors.
(1)	Audit fees included fees for the audit of our annual financial statements included in our Form 10-K and fees for review of registration statements and issuance of consents. Audit fees also included fees for professional services provided in connection with statutory and regulatory filings or engagements, and attest services. 2003 audit fees included fees for the audit of our financial statements since inception included in our registration statement on Form S-1 in connection with our initial public offering.
(2)	Tax fees included fees for tax compliance, tax advice and tax planning. Tax compliance consists of fees billed for professional services related to federal and state tax compliance.

PRE-APPROVAL POLICIES AND PROCEDURES.

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by the Company’s principal accountants be approved in the advance by the Audit Committee of the Board of Directors, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants that are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services as needed at each regularly scheduled meeting. There have been no fees billed or non-audit services performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)(2)
Beneficial Owner	Number of Shares	Shares Issuable Pursuant to Options Exercisable Within 60 Days of March 15, 2005	Percent of Total
Entities affiliated with MPM Capital(3) 601 Gateway Boulevard, Suite 350 South San Francisco, CA 94080	3,995,804	—	16.69%

Entities affiliated with Alta Partners(4) One Embarcadero Center, Suite 4050 San Francisco, CA 94111	3,726,463	—	15.56%

Entities affiliated with Sofinnova Venture Partners(5) 140 Geary Street, 10th Floor San Francisco, CA 94108	2,363,144	—	9.87%

Sofinnova Capital IV FCPR(6) 17 rue de Surene 75008 Paris France	1,527,913	—	6.38%

Executive Officers and Directors
Donald J. Santel(7)	524,077	454,387	2.15%
Thomas L. Feldman	362,720	312,720	1.50%
James E. Pennington, M.D.(8)	183,636	91,818	*
Christine E. Gray-Smith(9)	90,037	84,037	*
Robert B. Chess	45,450	45,450	*
Bradford S. Goodwin(10)	45,450	6,060	*
David W. Gryska	18,180	18,180	*
James I. Healy, M.D., Ph.D.(5)(11)	2,408,594	6,060	10.06%
Daniel S. Janney(4)	3,771,913	45,450	15.72%
Nicholas J. Simon, III(3)(12)	4,044,284	45,450	16.86%
W. Scott Harkonen, M.D.(13) 730 Polhemus Road, Suite 101 San Mateo, CA 94402	460,700	—	1.92%
All executive officers and directors as a group (11 persons)	11,955,041	1,109,612	47.71%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,947,105 shares outstanding on March 15, 2005, adjusted as required by rules promulgated by the SEC.

(2)	Includes shares of our common stock issuable pursuant to options exercisable within 60 days of March 15, 2005.
(3)	Includes 3,326,207 shares held of record by MPM BioVentures III-QP, L.P., 223,643 shares held of record by MPM BioVentures III, L.P., 100,452 shares held of record by MPM BioVentures III Parallel Fund, L.P., 281,104 shares held of record by MPM BioVentures III GmbH & Co. Beteiligungs KG and 64,398 shares held of record by MPM Asset Management Investors 2003 BVIII LLC. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P., and MPM BioVentures III Parallel Fund, L.P. Mr. Simon, one of our directors, is a general partner at MPM Asset Management LLC and holds voting and dispositive power for the shares held of record by MPM BioVentures III LLC. Mr. Simon disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(4)	Includes 2,301,037 shares held of record by Alta California Partners III, L.P., 62,226 shares held of record by Alta Embarcadero Partners III, LLC, 1,248,583 shares of record held by Alta BioPharma Partners III, L.P., 83,851 shares held by Alta BioPharma Partners GmbH & Co. Beteiligungs KG and 30,766 shares held by Alta Embarcadero BioPharma Partners III, LLC. Certain principals of Alta Partners II, Inc. are managing directors of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.), managers of Alta Embarcadero Partners III, LLC, directors of Alta BioPharma Management Partners III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and managers of Alta BioPharma Partners III, LLC. As managing directors and managers of such funds, they may be deemed to share voting and investment powers over the shares held by the funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. Mr. Janney, one of our directors, is a managing director of Alta California Management Partners III, LLC, the general partner of Alta California Partners III, L.P. and a manager of Alta Embarcadero Partners III, LLC. Mr. Janney disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(5)	Includes 2,254,413 shares held of record by Sofinnova Venture Partners V, L.P., 74,167 shares held of record by Sofinnova Venture Affiliates V, L.P. and 34,564 shares held of record by Sofinnova Venture Principals V, L.P. Sofinnova Management V, LLC is the general partner of Sofinnova Venture Partners V, L.P., Sofinnova Venture Affiliates V, L.P., and Sofinnova Venture Principals V, L.P. Dr. Healy, one of our directors, is a managing director of Sofinnova Management V, LLC. Sofinnova Management V, LLC has a nominal pecuniary interest in Sofinnova Capital IV FCPR. Dr. Healy disclaims beneficial ownership of any of the shares held by the aforementioned parties, except to the extent of his pecuniary interest therein.
(6)	The managing members of Sofinnova Capital IV FCPR have a nominal pecuniary interest in Sofinnova Management V, LLC.
(7)	Includes 69,690 shares held in a trust for the benefit of Mr. Santel.
(8)	Includes 91,818 shares held in a trust for the benefit of Dr. Pennington.
(9)	Includes 3,030 shares held by Ms. Gray-Smith and her husband as joint tenants, and 2,970 shares held as community property for the benefit of Ms. Gray-Smith and her husband.
(10)	Includes 39,390 shares held by Mr. Goodwin and his wife as joint tenants. Mr. Goodwin holds a limited partnership interest in Sofinnova Venture Affiliates V, L.P., a beneficial owner of more than 5% of our voting securities. Mr. Goodwin disclaims beneficial ownership of any shares of our capital stock held by Sofinnova Venture Affiliates V, L.P., except to the extent of his pecuniary interest therein.
(11)	Dr. Healy is a shareholder of the general partner of Sofinnova Capital IV FCPR, a beneficial owner of more than 5% of our voting securities. In addition, Dr. Healy holds a limited partnership interest in Alta Embarcadero Partners III, LLC, a beneficial owner of more than 5% of our voting securities. Dr. Healy disclaims beneficial ownership of any shares of our capital stock held by Sofinnova Capital IV FCPR and Alta Embarcadero Partners III, LLC, except to the extent of his pecuniary interest therein.

(12)	Mr. Simon holds a limited partnership interest in Sofinnova Venture Affiliates V, L.P., a beneficial owner of more than 5% of our voting securities. Mr. Simon disclaims beneficial ownership of any shares of our capital stock held by Sofinnova Venture Affiliates V, L.P., except to the extent of his pecuniary interest therein.
(13)	Dr. Harkonen resigned as our Chairman of the Board and Chief Executive Officer on June 25, 2004. Pursuant to a separation agreement, Dr. Harkonen became vested in 274,680 shares of common stock pursuant to options previously granted to him. Dr. Harkonen exercised these options and acquired these 274,680 shares of common stock on July 29, 2004.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to each individual who served as our chief executive officer in 2004 and the three other highest paid executive officers whose salary and bonuses exceeded $100,000 for services rendered in all capacities to us during 2004 (the “Named Executive Officers”).

Summary Compensation Table (1)

Name and Principal Position	Salary	Bonus		Long-Term Compensation Awards	All Other Compensation
				Securities Underlying Options
Donald J. Santel(2) Chief Executive Officer	$252,322	$150,000		250,000	$—
Thomas L. Feldman President and Chief Business Officer	252,218	110,000		422,720	—
James E. Pennington, M.D. Executive Vice President and Chief Medical Officer	229,475	178,125	(3)	222,720	—
Christine E. Gray-Smith Executive Vice President, Chief Financial Officer and Secretary	175,056	70,775		149,075	149,658	(4)
W. Scott Harkonen, M.D.(5) Former Chairman of the Board and Former Chief Executive Officer	171,971	—		—	175,000	(6)

(1)	As permitted by the rules promulgated by the SEC, no compensation is shown for 2002 or 2003.

(2)	Mr. Santel relinquished his position as our Chief Executive Officer in October 2003 and continued as our President and became our Chief Operating Officer on the same date. In August 2004, Mr. Santel relinquished the position of President and Chief Operating Officer and resumed the position of Chief Executive Officer.
(3)	Represents a $103,125 performance bonus, a $50,000 signing bonus and a $25,000 bonus earned as a result of the closing of our initial public offering.
(4)	Represents relocation allowance.
(5)	Dr. Harkonen resigned as our Chairman of the Board and Chief Executive Officer in June 2004.
(6)	Represents severance payments.

Stock Option Grants in 2004

The following table provides information concerning stock option grants to each of our Named Executive Officers during 2004. No stock appreciation rights have been granted to these individuals.

The shares subject to each option listed in the table vest as follows: (a) Mr. Santel’s option for 250,000 shares vests as to 25% of the shares upon completion of 12 months of continuous service from August 30, 2004 and the balance of the shares vests in equal monthly installments over the next 36 months of continuous service; (b) Mr. Feldman’s option for 222,720 shares and his option for 200,000 shares vests as to 25% of the shares upon completion of 12 months of continuous service from December 16, 2003 and August 30, 2004, respectively, and the balance of the shares vests in equal monthly installments over the next 36 months of continuous service; and (c) Dr. Pennington and Ms. Gray-Smith’s options vest as to 25% of the shares upon completion of 12 months of continuous service from each officer’s first date of employment and the balance of the shares vests in equal monthly installments over the next 36 months of continuous service. In addition, options may vest and become exercisable on an accelerated basis as described below in the sections titled “Executive Compensation—Employment Agreements” and “Executive Compensation—Severance and Change of Control Arrangements”.

Percentages shown under “Percent of Total Options Granted to Employees in 2004” are based on options for an aggregate of 1,880,148 shares granted to our employees during 2004.

The exercise price of each option granted was equal to the fair market value of our common stock, as determined by our Board of Directors on the date of grant. Because there was no public market for our stock on the date of grant of each of these options, our Board of Directors determined the fair market value of our common stock by considering a number of factors, including, but not limited to, previous valuations, status of product development, our financial condition and prospects for future growth. To the extent permitted by applicable law, the exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Both the Company’s 2004 Equity Incentive Plan and its 2000 Stock Plan permit the Company to reprice the options.

The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed according to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by:

•	Multiplying the number of shares of stock subject to a given stock option by exercise price per share;

•	Assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

•	Subtracting from that result the aggregate option exercise price.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (2)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price Per Share	Expiration Date

Name					5%	10%
Donald J. Santel	250,000	13.3%	$5.00	8/29/14	$786,118	$1,992,178
Thomas L. Feldman	222,720	11.8	0.5446	1/8/14	76,281	193,310
	200,000	10.6	5.00	8/29/14	628,895	1,593,742
James E. Pennington, M.D.	222,720	11.8	1.0891	1/29/14	152,547	386,585
Christine E. Gray-Smith	149,075	7.9	4.2904	4/4/14	402,236	1,019,344
W. Scott Harkonen, M.D.(1)	—	—	—	—	—	—

(1)	Dr. Harkonen resigned as our Chairman of the Board and Chief Executive Officer in June 2004.
(2)	In our S-1 filed with the SEC on February 10, 2005, we reported the following potential realizable values: (a) Mr. Santel, $2,376,750 assuming 5% appreciation and $4,512,750 assuming 10% appreciation; (b) for Mr. Feldman’s two options, $3,109,706 and $1,901,400, respectively, assuming 5% appreciation and $5,012,625 and $3,610,200, respectively, assuming 10% appreciation; (c) Dr. Pennington, $2,988,435 assuming 5% appreciation and $4,891,354 assuming 10% appreciation; and (d) Ms. Gray-Smith, $1,523,040 assuming 5% appreciation and $2,796,736 assuming 10% appreciation. These values were calculated by multiplying the number of shares of stock subject to each stock option by the anticipated offering price of $8.90 per share, instead of the exercise price per share, assuming 5% or 10% annual appreciation and subtracting the aggregate exercise price.

2004 Stock Option Values

The following table provides information concerning the number of stock options exercised during 2004 and the number of unexercised stock options held as of December 31, 2004, by each of our Named Executive Officers. No stock appreciation rights were exercised by our Named Executive Officers in 2004, and no stock appreciation rights were outstanding at the end of that year.

Amounts presented under the caption “Value Realized” are based on the fair market value of our common stock as of each exercise date, less the exercise price payable for such shares, multiplied by the number of shares exercised, without taking into account any taxes that might be payable in connection with the transaction. Amounts presented under the caption “Value of Unexercised In-the-Money Options at December 31, 2004” are based on the closing price per share of our common stock as of December 31, 2004 of $11.92 per share, less the exercise price payable for such shares, multiplied by the number of shares subject to the stock option, without taking into account any taxes that might be payable in connection with the transaction. All of Mr. Santel’s options are immediately exercisable in full, except that (a) 80,000 shares under Mr. Santel’s option for 250,000 shares become exercisable as follows: 20,000 of the shares first become exercisable on each January 1 of 2005, 2006, 2007 and 2008; (b) Mr. Feldman’s option for 222,720 shares becomes exercisable as follows: 183,636 shares are immediately exercisable and the remaining 39,084 shares first became exercisable January 1, 2005 and his option for 200,000 shares becomes exercisable as follows: 124,259 shares are immediately exercisable, 15,741 shares first became exercisable January 1, 2005 and 20,000 of the shares first become exercisable on each January 1 of 2006, 2007 and 2008; (c) Dr. Pennington’s option for 222,720 shares becomes exercisable as follows: 91,818 shares are immediately exercisable, 91,818 additional shares first became exercisable January 1, 2005 and the remaining 39,084 shares first become exercisable January 1, 2006; and (d) Ms. Gray-Smith’s option for 149,075 shares becomes exercisable as follows: 66,730 shares are immediately exercisable, 23,307 shares first become exercisable on each January 1 of 2005, 2006 and 2007 and the remaining 12,424 shares first become exercisable January 1, 2008. Any shares purchased under unvested options will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee’s cessation of service with us, prior to the vesting in such shares.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004
			Vested	Unvested	Vested	Unvested
Donald J. Santel	69,690	$267,951	200,541	383,536	$2,304,996	$3,250,276
Thomas L. Feldman	—	—	55,681	367,039	633,394	3,284,135
James E. Pennington, M.D.	91,818	293,937	—	130,902	—	1,417,786
Christine E. Gray-Smith	3,030	—	—	146,045	—	1,114,264
W. Scott Harkonen, M.D.(1)	458,316	1,912,949	—	—	—	—

(1)	Dr. Harkonen resigned as our Chairman of the Board and Chief Executive Officer in June 2004.

Employment Agreements

We entered into an executive employment agreement dated October 8, 2003 with Mr. Santel, our Chief Executive Officer, which was amended effective August 30, 2004. The amendment provides for an annual base salary of $285,000. Under the amended agreement, Mr. Santel is eligible to receive an annual bonus of up to 35% of his annual base salary upon achievement of certain performance goals mutually agreed upon by Mr. Santel and our board of directors. In addition, pursuant to the amendment, Mr. Santel was granted options to purchase a total of 250,000 shares of our common stock at an exercise price of $5.00 per share. The options vest as to 25% of the shares upon his completion of 12 months of service following August 30, 2004 and the balance of the shares will vest in equal monthly installments over the following 36 months of his continuous service.

Mr. Santel’s executive employment agreement provides that if his service is terminated for any reason other than cause or disability, he will continue to receive his base salary for six months after his termination date and we will pay COBRA premiums for him and his dependents until the earlier of the date when they are no longer eligible for COBRA coverage and the date that is six months after his termination date. If he does not elect COBRA coverage, we will pay for health insurance coverage for him and his dependents up to the amount we would have paid for their COBRA coverage. In addition, the agreement provides that he shall vest in such number of additional shares as he would have vested had he provided six months of additional service.

We entered into an offer letter in December 2003 with Mr. Feldman that was amended effective August 30, 2004. The agreement provided for a signing bonus of $30,000 and the amendment provides for a base salary of $275,000. His target annual bonus is 35% of his annual base salary upon achievement of certain performance goals established by our Chief Executive Officer and approved by our board of directors. If we terminate Mr. Feldman’s employment for any reason other than cause or permanent disability, then the offer letter provides that he will continue to receive his base salary for six months after his termination date and we will pay his COBRA premiums until the earliest of (a) the date that is six months following his employment termination date, (b) the expiration date of his COBRA coverage or (c) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. In the event Mr. Feldman’s employment is terminated within 12 months following a change of control, the offer letter provides that he will receive certain accelerated vesting of his options as described below in “Executive Compensation—Severance and Change of Control Arrangements.”

We entered into an offer letter in February 2004 with Dr. Pennington. The agreement provides for an annual base salary of $250,000 and a signing bonus of $50,000. Pursuant to the offer letter, Dr. Pennington is eligible to receive a $25,000 bonus after the execution of a license agreement for an additional compound and received a $25,000 bonus as a result of the closing of our initial public offering in October 2004. Pursuant to the offer letter, Dr. Pennington is also eligible to participate in any incentive bonus plan established for our officers. If we terminate his employment for any reason other than cause, Dr. Pennington will continue to receive his base salary for six months and will receive an additional six months of vesting with respect to his option, provided that he will receive this vesting acceleration only if he is not eligible to receive the accelerated vesting of his options upon an involuntary termination within 12 months following a change in control, as described below in “Executive Compensation—Severance and Change of Control Arrangements.” We will also pay his COBRA premiums for six months after his termination date.

We entered into an offer letter in March 2004 with Ms. Gray-Smith. The agreement provides for an annual base salary of $245,000. Her target annual bonus is 30% of her annual base salary upon achievement of certain performance goals established by our Chief Executive Officer and approved by our board of directors. Ms. Gray-Smith is also eligible to receive an after-tax amount of up to $110,000 for costs associated with moving to the San Francisco Bay Area, but this amount must be repaid to us if she resigns within 12 months after her employment start date, unless the employment termination is an involuntary termination that follows a change in control. If we terminate her employment for any reason other than cause, then she will receive an additional six months of vesting acceleration with respect to her option (and the 25% cliff vesting will be replaced by a 1/48th per month vesting schedule if such termination occurs within the first six months of her employment) provided that she will receive this vesting acceleration only if she is not eligible to receive the accelerated vesting of her options upon an involuntary termination within 12 months following a change in control, as described below in “Executive Compensation—Severance and Change of Control Arrangements.” We will also pay her COBRA premiums and she will continue to receive her base salary for six months after her termination date.

Severance and Change of Control Arrangements

See “Executive Compensation—Employment Agreements” above for a description of the severance arrangements for Messrs. Santel and Feldman, Dr. Pennington and Ms. Gray-Smith.

For Mr. Santel’s option covering 182,579 shares granted in November 2003 and the option covering 250,000 shares granted in August 2004, if we are subject to a change in control and Mr. Santel is involuntarily terminated (a) upon the change in control, (b) within 60 days before the change in control if a person authorized by our board of directors is in discussion with a potential acquiror or (c) within 12 months after the change in control, then he will become vested in 50% of his then unvested option shares. An involuntary termination includes a termination without cause or a resignation following a material reduction in his responsibilities, a reduction in his base salary of more than 10% or relocation of Mr. Santel’s principal workplace by more than 50 miles. Mr. Santel will receive the vesting acceleration described in this paragraph or in the “Executive Compensation—Employment Agreements” section, whichever results in a greater number of vested shares, but not both.

For Mr. Santel’s options covering 151,498 shares granted in July 2001, if he is terminated without cause or constructively terminated within 12 months after an acquisition, then he will become vested in an additional number of shares, as if he provided an additional 12 months of service.

If Mr. Feldman, Dr. Pennington or Ms. Gray-Smith is subject to an involuntary termination within 12 months following a change in control of the Company, then the affected optionee will become vested in an additional number of option shares, as if he or she provided an additional 12 months of service following such termination.

In addition, options held by the Named Executive Officers are subject to the terms of our 2004 Equity Incentive Plan or 2000 Stock Plan as applicable. If we are merged or consolidated with another company, and such merger or consolidation results in a change in control of the Company, an option under the 2000 Stock Plan will be subject to the terms of the merger agreement, which may provide that the option continues, is assumed or substituted, fully vests or is settled for the full value of such option in cash, followed by the cancellation of such option. An option or award under the 2004 Equity Incentive Plan will be subject to the terms of the merger agreement, which may provide that the option or award continues, is assumed or substituted, fully vests or is cancelled in exchange for a cash payment equal to the spread between the exercise price and the value of our common stock on the closing date of such merger or consolidation.

The compensation committee of our board of directors, as plan administrator of the 2000 Stock Plan and the 2004 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options held by our Named Executive Officers and any other person in connection with certain changes in control of the Company.

We entered into a separation agreement with Dr. Harkonen, our former Chairman of the Board and Chief Executive Officer, in June 2004 that included a general release of all claims. Under the separation agreement, Dr. Harkonen will receive his base salary for 12 months in accordance with our standard payroll schedule, and we will pay COBRA premiums for him and his dependents until the earlier of (a) the date when they are no longer eligible for COBRA coverage and (b) the date that is 12 months after his termination date. If he and his dependents do not elect COBRA coverage, we will pay for their health insurance coverage up to the amount we would have paid for his and his dependents’ COBRA coverage. Dr. Harkonen also became vested in a total of 445,440 shares subject to the option that he received when he commenced service as our Chairman of the Board and Chief Executive Officer and these shares were exercised in July 2004.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has the responsibility to develop compensation policies, administer the Company’s 2004 Equity Incentive Plan, the 2000 Stock Plan and the 2004 Employee Stock Purchase Plan, grant stock options and other stock-related awards, and approve the compensation structure to be in effect for the chief executive officer (“CEO”), executive officers and other key employees each fiscal year. The Compensation Committee has the exclusive authority to establish the level of base salary and bonus payable to the CEO and the other executive officers of the Company. The Compensation Committee is comprised of non-employee directors and acts periodically to evaluate the effectiveness of the compensation program in linking Company performance and executive pay. In addition, the Compensation Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. A more detailed description of the functions of the Compensation Committee can be found in the Company’s Compensation Committee Charter, which is published in the governance section of our website.

Prior to our initial public offering in October 2004, the Company was privately held and compensation decisions were made by our Board of Directors, rather than by the Compensation Committee. Accordingly, the Board of Directors, rather than the Compensation Committee, determined certain components of the 2004 compensation of the Company’s executive officers, as described in more detail below.

General Compensation Policy. The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long-term and short-term business objectives and performance. We consider compensation surveys of comparable companies in our industry to establish guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Key factors affecting our decisions include the nature and scope of the executive officer’s responsibilities and their effectiveness in leading our initiatives to achieve corporate and individual goals.

For the 2004 fiscal year, the Board of Directors and the Compensation Committee determined executive compensation levels taking into account a variety of factors, including the fact that several of our executive officers were hired or promoted in 2004.

Base Salary. The base salary of each executive officer was determined by the Board of Directors at the time each executive officer was hired. In setting base salaries, the Board of Directors intended that they be competitive with those of executive officers at comparable companies in our industry. Base salaries are reviewed at appropriate intervals, including when an individual is promoted. The base salaries of Messrs. Santel and Feldman were increased during 2004, in connection with their promotions to CEO and President and Chief Business Officer, respectively.

Discretionary Bonus. To reinforce the attainment of Company goals, the Company believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The Compensation Committee determined 2004 bonuses for its executive officers based on the achievement of both corporate and individual performance objectives. The Compensation Committee determined that the Company achieved 100% of its 2004 corporate performance objectives, and accordingly, the bonus awards paid reflect those results plus the individual accomplishments of the executive officers. Mr. Santel’s bonus was determined based on his pivotal role in leading the Company to a successful initial public offering and in achieving FDA approval of our lead product, Ventavis, for the treatment of pulmonary arterial hypertension (“FDA Approval”). Mr. Feldman’s bonus was determined based on his role in leading the Company to a successful initial public offering and in building the sales and marketing organization to support the U.S. commercial launch of Ventavis. Dr. Pennington’s bonus was based on his instrumental role in achieving FDA Approval. Dr. Pennington also received a $50,000 signing bonus in 2004 in order to encourage him to accept the Company’s offer of employment and a $25,000 bonus upon completion of the Company’s initial public offering. Dr. Pennington was eligible for an additional $25,000 bonus after the execution of a licensing agreement for an additional compound;

however, since this goal was not achieved in 2004, Dr. Pennington has not yet received the final $25,000 bonus. Ms. Gray-Smith’s bonus was determined based on her role in leading the Company to a successful initial public offering and her successful implementation of the financial infrastructure for the Company. Both Dr. Pennington’s and Ms. Gray-Smith’s bonuses were pro-rated from their start dates to reflect their period of service to the Company in 2004.

Long-Term Incentive Compensation. Generally, a significant stock option grant is made in the year that an executive officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee. Generally, the size of each grant is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period, the exercise prices of that individual’s outstanding options relative to current market value, and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion.

Upon Mr. Santel’s promotion to CEO in October 2004, the Board of Directors granted him an option to purchase 250,000 shares of the Company’s common stock. Similarly, Mr. Feldman received an option to purchase 200,000 shares of the Company’s common stock in connection with his promotion to President and Chief Business Officer.

Consistent with the Company’s policy described above, the Board of Directors approved option grants to Dr. Pennington and Ms. Gray-Smith in 2004 in connection with their commencement of employment. Dr. Pennington received an option to purchase 222,720 shares of the Company’s common stock and Ms. Gray-Smith received an option to purchase 149,075 shares of the Company’s common stock. Mr. Feldman was hired in December 2003 and the Board of Directors approved his initial option to purchase 222,720 shares of the Company’s common stock in January 2004.

CEO Compensation. The annual base salary for Mr. Santel, the Company’s CEO, was established in October 2003 in connection with his retention as our President and assumption of the role of Chief Operating Officer and was increased in August 2004 when he was promoted to the CEO position. The bonus paid to the CEO for his 2004 performance reflects the CEO’s significant role in consummating the Company’s initial public offering and obtaining FDA Approval. Mr. Santel was granted an option in 2004 in connection with his promotion to the CEO position.

Former CEO Compensation. Dr. Harkonen served as our CEO and Chairman of the Board until his resignation in June 2004. While he served as CEO, his base salary, bonus and option grants were determined based on the same factors as for the other executive officers. In connection with his resignation, we entered into a separation agreement with Dr. Harkonen pursuant to which we obtained a release of all claims from Dr. Harkonen in exchange for certain separation benefits, which are substantially similar to the separation benefits provided for in his executive employment agreement. These separation benefits are described above in “Executive Compensation—Severance and Change of Control Arrangements.”

Tax Limitation. Under the Federal tax laws, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. Since it is not expected that the cash compensation to be paid to the Company’s executive officers for fiscal 2004 will exceed the $1 million limit per officer, the Compensation Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company’s executive officers to the $1 million cap.

Submitted by the following members of the Compensation Committee:

Nicholas J. Simon, III (Compensation Committee Chairman)

Bradford S. Goodwin

James I. Healy, M.D., Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s compensation committee consists of Dr. Healy and Messrs. Goodwin and Simon. None of the Company’s executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the charter is attached as Appendix A to these proxy materials. Pursuant to the charter, the Audit Committee selects the Company’s independent auditors.

Management is responsible for the Company’s internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the results and scope of the audit and other services provided by the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the Company’s independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

The Company’s independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the expertise and knowledge of management and the independent auditors in carrying out their oversight responsibilities. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent auditors.

Each of Messrs. Goodwin and Gryska are independent members of the Audit Committee as defined under the listing standards of Nasdaq. Taking into account the holdings of certain stockholders affiliated with Mr. Janney, Mr. Janney does not qualify as an independent director for audit committee members under the listing standards of Nasdaq. The Company is relying on the exemptions pursuant to Nasdaq Marketplace Rule 4350(a)(5) and Rule 10A-3(b)(1)(iv)(A) of the Securities Exchange Act of 1934, as amended, in complying with Audit Committee independence requirements.

Submitted by the Audit Committee of the Board of Directors:

David W. Gryska (Audit Committee Chairman)

Bradford S. Goodwin

Daniel S. Janney

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s common stock for the one year period commencing on October 15, 2004 and ending on December 31, 2004, with the cumulative total return of (i) the Nasdaq Stock Market (U.S.) Index and (ii) the Nasdaq Biotechnology Index, over the same period. This graph assumes the investment of $100.00 on October 15, 2004 in the common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Biotechnology Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of the common stock. Information used in the graph was obtained from Standards & Poor, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

CERTAIN TRANSACTIONS

Indemnification Agreements

As permitted by Delaware law, the Company has adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of the Company’s directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, and against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of CoTherix. In addition, the amended and restated certificate of incorporation provides that the Company’s directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or the Company’s stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. The Company maintains liability insurance which insures the Company’s directors and officers against certain losses and insures the Company with respect to its obligations to indemnify the Company’s directors and officers.

In addition, the Company has entered into separate indemnification agreements with each director and officer. These agreements, among other things, require the Company to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of the Company, arising out of the person’s services as a director or officer. At present, the Company is not aware of any pending or threatened litigation or proceeding involving any of the Company’s directors, officer, employees or agents in which indemnification would be required or permitted. The Company believes provisions in our amended and restated certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Stock Options Granted to Executive Officers

In March 2005, the Compensation Committee of our Board of Directors granted stock options to each of the following executive officers to acquire the following number of shares of the Company’s common stock: (a) Mr. Santel: 200,000 shares; (b) Mr. Feldman: 150,000 shares; (c) Dr. Pennington and Ms. Gray-Smith: each, 100,000 shares.

Each option has an exercise price of $8.30 per share, which is equal to the closing price per share on March 10, 2005, as reported in the Wall Street Journal, representing pursuant to the 2004 Equity Incentive Plan the fair market value of the March 11, 2005 grants. Each executive officer’s options in the aggregate will become exercisable with respect to 25% of the shares subject to the options upon the optionee’s completion of 12 months of service after the date of grant and with respect to an additional 2.08333% of the shares subject to the options upon the optionee’s completion of each of the next 36 months of service thereafter.

The option agreements for each of the options granted to the executive officers described above provides for the following acceleration of vesting in the event of and following a change in control of the Company. An option will become exercisable with respect to 50% of the then unvested option shares upon the occurrence of a change in control before the optionee’s service terminates. If an optionee is involuntarily terminated within 12 months after the change in control, then the option will become exercisable in full with respect to all of the option shares. An involuntary termination includes a termination without cause or a resignation following a material reduction in responsibilities, a reduction in base salary of more than 10% or a relocation of the optionee’s principal workplace by more than 30 miles.

Executive Officer 2004 Bonuses

In March 2005, the Compensation Committee of the Board of Directors approved 2004 bonuses for our executive officers. See “Executive Compensation—Summary Compensation Table.”

Director Stock Options

Our non-employee directors were granted options to purchase shares of our common stock in 2004 and January 2005. See “Proposal 1: Election of Directors—Director Compensation.”

Purchases of Shares in Our Initial Public Offering

Certain of the Company’s existing stockholders that are affiliated with certain of members of the Company’s Board of Directors and holders of 5% or more of the Company’s outstanding common stock purchased an aggregate of 1,657,562 shares in the Company’s initial public offering at the initial public offering price of $6.00 per share. Specifically, in October 2004 the Company issued the following shares to the following stockholders:

Entities Affiliated with Directors(1)	Common Stock
Alta California Partners III, L.P.(2)	358,426
Entities affiliated with MPM Capital(3)	554,617
Entities affiliated with Sofinnova Venture Partners(4)	358,426

Other 5% Stockholders
Entities affiliated with Frazier Healthcare(5)	166,385
Entities affiliated with Sofinnova Capital IV FCPR	219,708

(1)	Unless otherwise noted, shares held by affiliated persons and entities have been combined for the purposes of this chart.
(2)	Daniel S. Janney, one of our directors, is a managing director of Alta California Management Partners III, LLC, the general partner of Alta California Partners III, L.P.
(3)	Includes shares held by MPM BioVentures III-QP, L.P. and MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG and MPM Asset Management Investors 2003 BVIII LLC. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P., and MPM BioVentures III Parallel Fund, L.P. Nicholas J. Simon, III, one of our directors, is a general partner at MPM Asset Management LLC and holds voting and dispositive power for the shares held of record by MPM BioVentures III LLC.
(4)	Includes shares held by Sofinnova Venture Partners V, L.P., Sofinnova Venture Affiliates V, L.P. and Sofinnova Venture Principals V, L.P. James I. Healy, M.D., Ph.D., one of our directors, is a managing director of Sofinnova Management V, LLC, the general partner of Sofinnova Venture Partners V, L.P., Sofinnova Venture Affiliates V, L.P. and Sofinnova Venture Principals V, L.P.
(5)	Includes shares held by Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P.

Consulting Agreement

In February 2000, we entered into a consulting agreement with Gerard Turino, M.D., then one of our directors. Since February 2000, we paid Dr. Turino $6,250 per month for consulting work related to the development of CTX-100. Dr. Turino resigned as a director in October 2003. In February 2004, we entered into a new agreement with Dr. Turino on substantially the same terms as and replacing the February 2000 agreement. The February 2004 agreement expired pursuant to its own terms on December 31, 2004.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are CoTherix stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to CoTherix, Attention: Investor Relations, 5000 Shoreline Court, Suite 101, South San Francisco, CA 94080. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy statement and form of proxy for presentation at the Company’s 2006 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its principal corporate offices at 5000 Shoreline Court, Suite 101, South San Francisco, CA 94080, Attn: Secretary, not later than December 16, 2005. If you wish to submit a proposal that is to be included in next year’s proxy materials or nominate a director, you must do so by not less than ninety (90) or more than one hundred twenty (120) days prior to the first anniversary of the date on which CoTherix first mailed its proxy materials for the 2005 Annual Meeting. You are also advised to review CoTherix’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

Stockholders may contact the Secretary of the Company at the Company’s principal corporate offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws have also been filed with the SEC as an exhibit to the Company’s Registration Statement on Form S-1 (Commission File No. 333-113521) filed in connection with our initial public offering.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ CHRISTINE E. GRAY-SMITH
Christine E. Gray-Smith
Executive Vice President, Chief Financial Officer and Secretary

South San Francisco, California

April 15, 2005

APPENDIX A

COTHERIX, INC.

AUDIT COMMITTEE CHARTER

(as adopted by the Board of Directors on February 24, 2004)

PURPOSE:

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of CoTherix, Inc. (the “Company”) shall be to oversee the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes.

RESPONSIBILITIES:

The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes.

The Committee shall rely on the expertise and knowledge of the Company’s management, the Company’s independent auditors and, to the extent applicable, the Company’s internal auditors (or other persons responsible for the Company’s internal audit function) in carrying out its oversight responsibilities. Management of the Company is responsible for ensuring that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

MEMBERSHIP:

The members of the Committee will be nominated by, will be appointed by, and will serve at the discretion of, the Board. The Committee will consist of at least three (3) members of the Board who meet the following criteria (in each case to the extent that such requirements are effective from time to time):

1. Each member will be an independent director in accordance with the applicable rules of The Nasdaq National Market (“Nasdaq”) and the rules of the Securities and Exchange Commission (“SEC”);

2. Each member will be able to read and understand fundamental financial statements, in accordance with the applicable rules of Nasdaq;

3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, in accordance with the applicable rules of Nasdaq; and

4. At least one member will be an “audit committee financial expert” in accordance with the applicable rules of Nasdaq and the SEC.

The Board shall designate one member of the Committee as the Committee’s Chairperson.

RESPONSIBILITIES AND AUTHORITY

The responsibilities and authority of the Committee shall include:

Processes, Controls and Risk Management

1. Reviewing periodically the Company’s financial reporting processes and disclosure controls and processes, based on consultation with the Company’s management and independent auditors and counsel;

2. Reviewing periodically the adequacy and effectiveness of the Company’s internal control policies and procedures, including, to the extent applicable, the responsibilities, budget, staffing and effectiveness of the Company’s internal audit function, based on consultation with the Company’s management and independent auditors;

3. Reviewing the reports prepared by management and attested to by the Company’s independent auditors and assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under the rules of the SEC;

4. Discussing guidelines and policies governing the process by which management and other persons responsible for risk management assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with the Company’s management and independent auditors;

Independent Auditors

5. Appointing, approving the compensation of and overseeing the work of the Company’s independent auditors; in this regard, the Committee shall have the sole authority to approve the hiring and firing of the independent auditors and the independent auditors shall report directly to the Committee, and the Committee shall ensure the independent auditors’ ultimate accountability to the Board and the Committee, as representatives of the stockholders of the Company;

6. Pre-approving audit and permissible non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is permissible);

7. Discussing with the Company’s independent auditors their annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used, and any other matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

8. Reviewing quarterly with management, the Company’s independent auditors and, to the extent applicable, the internal auditors (or other persons responsible for the Company’s internal audit function):

•	The results of the annual audit of the Company and the independent auditors’ procedures with respect to interim periods, including any significant findings, comments or recommendations of the independent auditors and, to the extent applicable, internal auditors (or other persons responsible for evaluating the Company’s compliance with internal controls) together with management’s responses thereto; and

•	Any significant changes in the Company’s accounting principles or the methods of applying the Company’s accounting principles;

9. Reviewing and discussing reports from the independent auditors on:

•	All critical accounting policies and practices used by the Company;

•	Alternative accounting treatments within generally accepted accounting principles related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments; and

•	Other material written communications between the independent auditors and management;

10. Reviewing with the Company’s independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such matters as are required to be discussed with the Committee under generally accepted auditing standards;

11. Obtaining and reviewing at least annually a report by the Company’s independent auditors describing:

•	The independent auditors’ internal quality-control procedures; and

•	Any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

12. Obtaining and reviewing at least annually a formal written statement by the Company’s independent auditors delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, as it may be modified or supplemented, and reviewing and discussing with the auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors; in this regard, the Committee shall take appropriate action, if necessary, to ensure the independence of the auditors; and

13. Reviewing periodically with the independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management’s response thereto, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management;

SEC Reports and Other Disclosure

14. Reviewing with management and the Company’s independent auditors, before release:

•	the audited financial statements and unaudited interim financial statements; and

•	the Company’s earnings announcements or financial releases and Management’s Discussion and Analysis (MD&A) in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q;

15. Directing the Company’s independent auditors to review, before filing with the SEC, the Company’s interim financial statements included in quarterly reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

16. Overseeing compliance with the disclosure requirements of the SEC, including disclosure of information regarding auditors’ services and audit committee members, member qualifications and activities;

Other Responsibilities and Authority

17. Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

18. Reviewing and discussing with the Company’s Chief Executive Officer, Chief Financial Officer or general counsel or senior regulatory officer any significant regulatory, compliance or legal matters that may have a material effect on the financial statements or the Company’s business;

19. Reviewing and approving all related party transactions in accordance with the applicable rules of Nasdaq;

20. Reviewing, approving and monitoring the Company’s code of ethics for the Chief Executive Officer and Senior Financial Officers in accordance with the applicable rules of Nasdaq and the SEC;

21. Establishing hiring policies regarding employment of employees, or former employees, of the Company’s independent auditors in accordance with the applicable rules of Nasdaq and the SEC;

22. Reviewing the Committee’s own charter, structure, processes and membership requirements, at least on an annual basis;

23. Preparing and periodically updating an annual calendar and checklist for the Committee’s responsibilities and authority; and

24. Performing such other duties as may be requested by the Board.

INVESTIGATIONS, STUDIES AND OUTSIDE ADVISORS:

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibility with full access to all books, records, facilities and personnel of the Company.

The Committee shall have the authority to engage independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms.

EDUCATION:

The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.

MEETINGS:

The Committee will establish its own schedule and will meet, in person or by teleconference, at least one (1) time each fiscal quarter and at other times a the discretion of the Committee Chairperson or upon the request of a majority of the members of the Committee.

The Committee will meet separately with members of the Company’s management, the Company’s independent auditors and, to the extent applicable, internal auditors (or other persons responsible for monitoring the Company’s compliance with internal controls) at such times as the Committee deems appropriate.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

MINUTES:

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS:

The Committee shall prepare all reports required to be included in the Company’s filings with the SEC, pursuant to and in accordance with applicable rules of the SEC.

The Committee also shall report regularly to the full Board, including with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the effectiveness of the Company’s internal controls or disclosure controls, the performance and independence of the Company’s independent auditors, or any other issue that the Committee believes should be brought to the attention of the full Board. Such reports may be made orally or in writing.

COMPENSATION:

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board. Such fees may include retainers or per meeting fees and shall be paid in such form of consideration as is determined by the Board in accordance with the applicable rules of Nasdaq and the SEC.

Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

DELEGATION OF AUTHORITY:

The Committee may, to the extent permitted under applicable law, the applicable rules of Nasdaq and the SEC, and the Company’s Certificate of Incorporation and Bylaws, delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided that such pre-approval decision is presented to the full Committee at a scheduled meeting.

PROXY	COTHERIX, INC.	PROXY
5000 Shoreline Court, Suite 101, South San Francisco, California 94080

This Proxy is Solicited on Behalf of the Board of Directors of CoTherix, Inc.

for the Annual Meeting of Stockholders to be held May 20, 2005

The undersigned holder of Common Stock, par value $.001, of CoTherix, Inc. (the “Company”) hereby appoints Donald J. Santel and Christine E. Gray-Smith, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 20, 2005 at 1:00 p.m. local time, located at the Company’s headquarters, 5000 Shoreline Court, Suite 101, South San Francisco, California 94080, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 REGARDING THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2 REGARDING THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

COTHERIX, INC.

Please mark votes as in this example

Proposal 1.	To elect the following directors of the Board of Directors to serve until the 2008 Annual Meeting or until their successors have been duly elected and qualified:	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

Nominees: Bradford S. Goodwin and Robert B. Chess		For all nominees, except for nominees written below:

__________________________ Nominee Exception(s)

Proposal 2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2005.	FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature:                                                       Signature (if held jointly):                  Date:             , 2005.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

MARK HERE IF YOU PLAN ON ATTENDING THE ANNUAL STOCKHOLDERS’ MEETING.	☐

MARK HERE FOR IF YOUR MAILING ADDRESS CHANGED. PLEASE DETAIL THE CHANGE BELOW.	☐